CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-195990 and No. 333-200174 on Form S-3, and No. 333-27877, No. 333-118622, No. 333-114488, and No. 333-198364 on Form S-8, of our reports dated February 19, 2016, relating to the consolidated financial statements and financial statement schedules of MDU Resources Group, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10‑K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 19, 2016